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                                     Exhibit
                                    Item 21-5
                 Statement re: computation of per share earnings

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     EPS for the period since the Company's inception until December 31, 1998 is
$.01 loss per share of common stock, based on Retained earnings is a loss of $ 53,599.

     At September 15,1998 there were 5,408,161 shares of the Company's common stock, $ 0.001 value, outstanding. The basic earnings per share were calculated using the current number of primary common shares outstanding, and the accumulated earnings since the Company's inception.